SUPPORT AGREEMENT

THIS AGREEMENT made as of  .

BETWEEN:

PASW, INC., a corporation existing under the laws of the State of California, (hereinafter referred to as the "Parent")

- and -

[#2] ALBERTA LTD., a corporation existing under the laws of the Province of Alberta, (hereinafter referred to as the "the Corporation")

WHEREAS, pursuant to a combination agreement dated as of February __, 2001, by and between the Parent, Simmons Energy Services Inc. ("SES"), the Corporation and Glenn P. Russell (such agreement as it may be amended or restated is hereinafter referred to as the "Combination Agreement"), the parties agreed that on the Effective Date (as defined in the Combination Agreement), the Parent and the Corporation would execute and deliver a Support Agreement containing the terms and conditions set forth herein;

AND WHEREAS, pursuant to the Combination Agreement, SES was amalgamated with the Corporation and each holder of SES Common Shares received, in exchange for each SES Common Share, one issued and outstanding Exchangeable Non-Voting Share of the Corporation (the "Exchangeable Shares");

AND WHEREAS the articles of incorporation of the Corporation set forth the rights, privileges, restrictions and conditions (collectively the "Exchangeable Share Provisions") attaching to the Exchangeable Shares;

AND WHEREAS the parties hereto desire to make appropriate provision and to establish a procedure whereby the Parent shall take certain actions and make certain payments and deliveries necessary to ensure that the Corporation will be able to make certain payments and to deliver or cause to be delivered shares of the common stock, $0.001 par value per share, of Parent ("PASW Common Shares") in satisfaction of the obligations of the Corporation under the Exchangeable Share Provisions with respect to the payment and satisfaction of dividends. Liquidation Consideration, Retraction Consideration, Exchange Right Consideration and Redemption Consideration, all in accordance with the Exchangeable Share Provisions;

NOW THEREFORE in consideration of the respective covenants and agreements provided in this agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the Exchangeable Share Provisions, unless the context requires otherwise.

1.2 Interpretation not Affected by Heading, etc. The division of this agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement.

1.3 Number, Gender, etc. Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

1.4 Date for Any Action. If any date on which any action is required to be taken under this agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

ARTICLE 2
COVENANTS OF THE PARENT AND CORPORATION

2.1 Covenants of Parent Regarding Exchangeable Shares. So long as any Exchangeable Shares are outstanding the Parent shall:

(a) not declare or pay any dividend (other than a stock dividend) on the PASW Common Shares unless (i) the Corporation will have sufficient assets, funds and other property available to enable the due declaration and the due and punctual payment in accordance with applicable law, of a dividend on the Exchangeable Shares determined in accordance with the Exchangeable Share Provisions and (ii) the Corporation shall simultaneously declare or pay, as the case may be, such dividend on the Exchangeable Shares;

(b) take all such actions and do all such things as are necessary or desirable to enable and permit the Corporation, in accordance with applicable law, to perform its obligations with respect to the satisfaction of the Liquidation Consideration in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of the Corporation, including without limitation all such actions and all such things as are necessary or desirable to enable and permit the Corporation to cause to be delivered PASW Common Shares to the holders of Exchangeable Shares as required by the provisions of Article 5 of the Exchangeable Share Provisions;

(c) take all such actions and do all such things as are necessary or desirable to: (i) enable and permit the Corporation, in accordance with applicable law, to perform its obligations with respect to the satisfaction of the Retraction Consideration and the Redemption Consideration, including without limitation all such actions and all such things as are necessary or desirable to enable and permit the Corporation to cause to be delivered PASW Common Shares to the holders of Exchangeable Shares, as required by the provisions of Article 6, Article 7 or Article 13 of the Exchangeable Share Provisions, as the case may be; and

(d) not exercise its vote as a shareholder, nor allow any direct or indirect subsidiary to exercise its own vote as a shareholder to initiate the voluntary liquidation, dissolution or winding-up of the Corporation nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding-up of the Corporation.

2.2 Provision of Funds. The Parent shall provide the Corporation with sufficient funds as is necessary to enable the Corporation to pay or otherwise satisfy its obligations under the Exchangeable Share Provisions in respect of the applicable dividends, Liquidation Consideration, Retraction Consideration, Redemption Consideration or Exchange Right Consideration, in each case for the benefit of holders from time to time of the Exchangeable Shares.

2.3 Reservation of PASW Common Shares. The Parent hereby represents, warrants and covenants that it has reserved for issuance and shall at all times keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of PASW Common Shares (or other securities into which the PASW Common Shares may be reclassified or changed as contemplated by Section 2.6 hereof) (a) as is equal to the sum of the number of Exchangeable Shares issued and outstanding from time to time multiplied by the Exchange Ratio and (b) as are now and may hereafter be required to enable and permit the Parent to meet its obligations hereunder, under the Voting Trust and Exchange Rights Agreement and under any other security or commitment pursuant to which the Parent may now or hereafter be required to issue PASW Common Shares.

2.4 Notification of Certain Events. In order to assist the Parent to comply with its obligations hereunder and under the Voting Trust and Exchange Rights Agreement, the Corporation shall give the Parent notice immediately upon the occurrence of each of the following events at the time set forth below:

(a) upon the earlier of (i) receipt by the Corporation of notice of, and (ii) the Corporation otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding up of the Corporation or to effect any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs; and

(b) upon receipt by the Corporation of a Retraction Request or an Exchange Right Notice (each as defined in the Exchangeable Share Provisions).

2.5 Delivery of PASW Common Shares. In furtherance of its obligations under Sections 2.1(c) and 2.1(d) hereof, upon notice of any event which requires the Corporation to cause to be delivered PASW Common Shares to any holder of Exchangeable Shares, the Parent shall forthwith issue and deliver, or cause a direct or indirect Subsidiary to deliver, the requisite PASW Common Shares to or to the order of the former holder of the surrendered Exchangeable Shares, as the Corporation shall direct. All such PASW Common Shares shall be duly issued, fully paid and non-assessable, and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim. The Parent will cause each certificate representing such PASW Common Shares to bear the following legend:

"THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAW. NEITHER THESE SHARES NOR ANY PORTION THEREOF OR INTEREST THEREIN, MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS (1) THE SAME ARE REGISTERED AND QUALIFIED IN ACCORDANCE WITH SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW, (2) THE SHARES ARE SOLD IN COMPLIANCE WITH RULE 144 UNDER THE SECURITIES ACT, OR (3) IN THE OPINION OF COUSEL, REASONABLY SATISFACTORY TO PASW, INC., SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT."

2.6 Economic Equivalence.

(a) The Parent shall not without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Exchangeable Share Provisions:

(i) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding PASW Common Shares entitling them to subscribe for or to purchase PASW Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire PASW Common Shares); or

(ii) issue or distribute to the holders of all or substantially all of the then outstanding PASW Common Shares (A) shares or securities of the Parent of any class other than PASW Common Shares (other than shares convertible into or exchangeable for or carrying rights to acquire PASW Common Shares ), (B) rights, options or warrants other than those referred to in Subsection 2.6(a)(i) above, (C) evidences of indebtedness of the Parent or (D) assets of the Parent;

unless (i) the Corporation is permitted under applicable law to issue or distribute the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets to holders of the Exchangeable Shares and (ii) the Corporation shall issue or distribute the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets simultaneously to holders of the Exchangeable Shares.

(b) The Parent shall not without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Exchangeable Share Provisions:

(i) subdivide, redivide or change the then outstanding PASW Common Shares into a greater number of PASW Common Shares; or

(ii) reduce, combine or consolidate or change the then outstanding PASW Common Shares into a lesser number of PASW Common Shares; or

(iii) reclassify or otherwise change the PASW Common Shares or effect an amalgamation, merger, reorganization or other transaction affecting the PASW Common Shares;

unless the same or an economically equivalent change is made to, or in the rights of the holders of, the Exchangeable Shares through adjustment of the Exchange Ratio or, for the purposes of Section 2.6(b)(iii), some other appropriate means.

(c) The Board of Directors of the Corporation shall determine, in good faith and in its sole discretion (with the assistance of such reputable and qualified independent financial advisors and/or other experts as the board may require), economic equivalence for the purposes of any event referred to in Subsection 2.6(a) or 2.6(b) above and each such determination shall be conclusive and binding on the Parent. In making each such determination, the following factors shall, without excluding other factors determined by the board to be relevant, be considered by the Board of Directors of the Corporation:

(i) in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase PASW Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire PASW Common Shares), the relationship between the exercise price of each such right, option or warrant and the current market value (as determined by the Board of Directors of the Corporation in the manner above contemplated) of a share of PASW Common Shares;

(ii) in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of the Parent of any class other than PASW Common Shares, any rights, options or warrants other than those referred to in Subsection 2.6(c)(i) above, any evidences of indebtedness of the Parent or any assets of the Parent), the relationship between the fair market value (as determined by the Board of Directors of the Corporation in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding share of PASW Common Shares and the current market value (as determined by the Board of Directors of the Corporation in the manner above contemplated) of a share of PASW Common Shares; and

(iii) in the case of any subdivision, redivision or change of the then outstanding PASW Common Shares into a greater number of PASW Common Shares or the reduction, combination or consolidation or chance of the then outstanding PASW Common Shares into a lesser number of PASW Common Shares or any amalgamation, merger. reorganization or other transaction affecting the PASW Common Shares, the effect thereof upon the then outstanding PASW Common Shares.

For purposes of the foregoing determinations, the current market value of any security listed and traded on a securities exchange or quoted on an automated quotation system shall be the average of the closing sale prices of such security during a period of 20 consecutive trading days ending five trading days before the date of determination on the principal securities exchange or quotation system on which such securities are listed and traded or quoted and, notwithstanding the foregoing, the fair market value of any securities or other consideration shall be determined by the Board of Directors of the Parent if such Board has made such a determination (including any value set forth in a definitive transaction agreement) in connection with any arm's length transaction requiring an adjustment to the Exchangeable Shares hereunder.

2.7 Tender Offers, Etc. In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to PASW Common Shares (an "Offer") is proposed by the Parent or is proposed to the Parent or its shareholders and is recommended by the Board of Directors of the Parent, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of the Parent, the Parent shall use all commercially reasonable efforts in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares to participate in such Offer to the same extent and on an economically equivalent basis as the holders of PASW Common Shares, without discrimination. Without limiting the generality of the foregoing, the Parent will use all commercially reasonable efforts in good faith to ensure that holders of Exchangeable Shares may participate in all such Offers without being required to retract Exchangeable Shares as against the Corporation (or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of the Offer and only to the extent necessary to tender or deposit to the Offer).

2.8 Ownership of Outstanding Shares. Without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Exchangeable Shares Provisions, the Parent, or any successor of the Parent by way of merger or consolidation, shall be and shall remain the direct or indirect beneficial owner of all issued and outstanding shares in the capital of the Corporation and all outstanding securities of the Corporation carrying or otherwise entitled to voting rights in any circumstances, in each case other than the Exchangeable Shares.

2.9 Parent Not to Vote Exchangeable Shares. The Parent shall appoint and shall cause to be appointed proxyholders with respect to all Exchangeable Shares held by the Parent and its direct or indirect Subsidiaries for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. The Parent shall not, and shall cause its direct or indirect Subsidiaries not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Shares Provisions or pursuant to the provisions of the Companies Act (Nova Scotia) (or any successor or other corporate statute by which the Corporation may in the future be governed) with respect to any Exchangeable Shares held by it or by its direct or indirect Subsidiaries in respect of any matter considered at any meeting of holders of Exchangeable Shares.

2.10 Due Performance. On and after the Effective Date, the Parent shall duly and timely perform all of its obligations and cause its direct and indirect Subsidiaries to perform all of their obligations provided for in the Exchangeable Share Provisions, including any obligations that may arise upon the exercise of the Parent's rights under the Exchangeable Share Provisions.

ARTICLE 3
GENERAL

3.1 Term. This agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any party other than the Parent and any of its direct or indirect Subsidiaries.

3.2 Changes in Capital of Parent and the Corporation. Notwithstanding the provisions of Section 3.4 hereof, at all times after the occurrence of any event effected pursuant to Section 2.6 or 2.7 hereof, as a result of which either the PASW Common Shares or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect to all new securities into which the PASW Common Shares or the Exchangeable Shares or both are so changed and the parties hereto shall executed and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

3.3 Severability. If any provision of this agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this agreement shall not in any way be affected or impaired thereby and this agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

3.4 Amendments, Modifications, Etc. This agreement may not be amended or modified except by an agreement in writing executed by the Corporation and the Parent and approved by the holders of the Exchangeable Shares in accordance with Section 10.2 of the Exchangeable Shares Provisions.

3.5 Permitted Amendments. Notwithstanding the provisions of Section 3.4, the parties to this agreement may in writing, at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this agreement for the purposes of:

(a) adding to the covenants of either or both parties for the protection of the holders of the Exchangeable Shares;

(b) making such amendments or modifications not inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the opinion of the Board of Directors of each of the Corporation and the Parent, it may be expedient to make, provided that each such Board of Directors shall be of the opinion that such amendments or modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

(c) making such changes or corrections which, on the advice of counsel to the Corporation and the Parent, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake of manifest error, provided that the Boards of Directors of each of the Corporation and the Parent shall be of the opinion that such changes or corrections will not be prejudicial to the interests of the holders of Exchangeable Shares.

3.6 Meeting to Consider Amendments. The the Corporation, at the request of the Parent, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 3.4 hereof. Any such meeting or meetings shall be called and held in accordance with Memorandum and Articles of Association the Corporation the Exchangeable Shares Provisions and all applicable laws.

3.7 Amendments Only in Writing. No amendment to or modification or waiver of any of the provisions of this agreement otherwise permitted hereunder shall be effective unless made in writing and signed by both of the parties hereto.

3.8 Successor and Assigns. This agreement shall be for the benefit of and be binding upon the parties hereto and their respective successors and assigns.

3.9 Notices to Parties. All notices and other communications between the parties shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for either such party as shall be specified in like notice):

if to the Parent at:

PASW, Inc.

Facsimile No.:
Attention:

with a copy to:

if to the Corporation at:

Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

3.10 Counterparts. This agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

3.11 Governing Law. This agreement shall be construed and enforced in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

3.12 Attornment. The Parent agrees that any action or proceeding arising out of or relating to this agreement may be instituted in the courts of Alberta, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and hereby appoints  , Barristers and Solicitors, at their office in Calgary, Alberta as Parent's attorney for service of process.

WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first above written.

PASW, INC.

By:

Its:

[#2] ALBERTA LTD.

By:

Its: